Exhibit 5

Och-Ziff Capital Management Group, LLC

Lock-Up Agreement

November 13, 2007

Goldman, Sachs & Co.
Lehman Brothers Inc.
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY  10004

Re:  Och-Ziff Capital Management Group, LLC– Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the "Representatives"), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the "Underwriters"), with Och-Ziff Capital Management Group, LLC, a Delaware limited liability company (the "Company"), providing for a public offering of Class A shares representing Class A limited liability interests of the Company (the "Shares") pursuant to a Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC").

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the "Lock-Up Period"), the undersigned will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Shares (including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities that may be issued upon exercise of a share option or warrant), or any securities convertible into or exercisable or exchangeable for Shares, whether any such transaction is to be settled by delivery of Shares or other such securities, in cash or otherwise (collectively the "Undersigned's Shares"). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell the Shares (the "Public Offering Date") pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension.

The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph to the undersigned (in accordance with Section 13 of the Underwriting Agreement) and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned.  The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.

Notwithstanding the foregoing, (a) the undersigned may pledge the Undersigned's Shares as security for the bridge loan referred to in Section 6.1(d) in the Securities Purchase and Investment Agreement dated October 29, 2007 (the "Purchase Agreement") and (b) the undersigned may transfer the Undersigned's Shares to any Permitted Transferee as defined in the Purchase Agreement.   The undersigned now has, and for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever except as set forth in the Purchase Agreement.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering.  The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

Very truly yours,

DIC SAHIR LIMITED

By:	/s/ Anand Krishnan
Name: Anand Krishnan
Title: Director

By:	/s/ Andrew Wright
Name: Andrew Wright
Title: Director